EXHIBIT 10.57

FOURTH AMENDED AND RESTATED
KB HOME
NON-EMPLOYEE DIRECTORS COMPENSATION PLAN
(Effective as of October 9, 2014)
1. PURPOSE OF THE PLAN. The purpose of the KB Home Non-Employee Directors Compensation Plan (“Plan”) is to grant Awards of equity-based compensation and other forms of compensation to non-employee Directors of KB Home, a Delaware corporation (the “Company”). The Plan was adopted effective as of September 26, 1996 (the “Effective Date”), and was subsequently amended as of December 4, 1998, December 6, 1999, July 10, 2003, January 1, 2009, July 9, 2009, July 18, 2013 and July 17, 2014. The Plan is hereby amended and restated as set forth herein effective as of October 9, 2014 (the “Amendment Date”).
2. DEFINITIONS.
“ADDITIONAL MEETING FEE” shall mean a fee payable to a Director who attends a meeting of the Board or a standing committee of the Board that is in excess of the Board’s or the standing committee’s respective regularly scheduled meetings for a given Director Year (without cross-aggregation of Board and standing committee meetings), and who attended each of that Director Year’s prior meetings of the Board or standing committee, as applicable.
“AMENDMENT DATE” shall have the meaning set forth in Section 1 above.
“ANNUAL ELECTION” shall mean the election by a Director described in Section 6 below.
“ANNUAL MEETING” shall mean an annual meeting of stockholders of the Company.
“ANNUAL BOARD RETAINER” shall mean the annual retainer fee to be paid to a Director for service on the Board for a given Director Year.
“ANNUAL AWARD” shall mean the Award granted to a Director for such Director’s agreement to serve on the Board for a given Director Year.
“AWARD” shall mean an award of Stock pursuant to the Plan. Such Stock shall be issued from the Company’s 2014 Equity Incentive Plan or any other compensation plan, program or arrangement approved by the Company’s stockholders for grants of Stock to Directors, or as otherwise permitted by applicable law and stock exchange listing standards.
“BOARD” shall mean the Board of Directors of the Company.
“CHAIR” shall mean the Director designated as the chairman or chairwoman of a Committee.
“CHANGE IN CONTROL” of the Company shall mean the occurrence of a “change in the ownership,” a “change in the effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company (or of such other corporation described in Section 1.409A-3(i)(5)(ii)(A)), as determined in accordance with Section 1.409A-1(i)(5) of the Treasury Regulations and the following provisions:
(a)     a “change in the ownership” of the Company (or other applicable corporation) shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation. However, if any person or group is considered to own more than 50% of the total fair market value or total voting power of the stock of such corporation, and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” (or a “change in the effective control”) of such corporation.
(b)     a “change in the effective control” of the Company (or other applicable corporation) shall occur on either of the following dates: (i) the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30% or more of the total voting power of the stock of such corporation; provided, however, that if any person or group is considered to own more than 30% of the total voting power of the stock of such corporation, and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the effective control” of such corporation; or (ii) the date on which a majority of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.
(c)     a “change in the ownership of a substantial portion of the assets” of the Company (or other applicable corporation) shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions. However, a transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such a transfer is made to a related person as described in Section 1.409A-3(i)(5)(vii)(B) of the Treasury Regulations.
“CODE” shall mean the Internal Revenue Code of 1986, as amended from time to time. All references to the Code or any section thereof shall include the Treasury Regulations and other Department of Treasury guidance issued thereunder.
“COMMITTEE” shall mean the Management Development and Compensation Committee of the Board or such other committee as may be designated by the Board.
“COMMITTEE CHAIR RETAINER” shall mean the annual retainer fee to be paid to a Director for service as the Chair of a standing committee of the Board for a given Director Year.
“COMMITTEE MEMBER RETAINER” shall mean the annual retainer fee to be paid to an eligible Director for service as a member of a standing committee of the Board for a given Director Year.
“COMMON STOCK EQUIVALENTS” shall mean any instrument granted to a Director as compensation for the Director’s service on the Board reflecting the right to receive Stock or a cash payment based upon the value of Stock, including without limitation any Stock Units granted under the Plan after the Amendment Date and any vested and unvested Old Grants awarded under the Plan for which the payout has been deferred, but not including any Old Grants denominated in the form of options or the like (whether settled in Stock or cash) awarded under the Plan.
“COMPANY” shall have the meaning set forth in Section 1 above.
“DIRECTOR” shall mean a non-employee director of the Company.
“DIRECTOR YEAR” shall mean the period commencing on the date of an Annual Meeting and ending on the date immediately preceding the next Annual Meeting.
“EFFECTIVE DATE” shall have the meaning set forth in Section 1 above.
“FAIR MARKET VALUE” of the Stock on a particular date shall equal (a) if shares are traded on a securities exchange, the closing price of a share as reported by The Wall Street Journal for such date or, if no sale occurred on such date, for the first trading date immediately prior to such date during which a sale occurred; or (b) if shares are not traded on a securities exchange, (i) the last sales price on such date (if shares are then listed as a Global Market Issue under the NASDAQ Global Market System) or (ii) the mean between the closing representative bid and asked prices (in all other cases) for shares on such date; or, if no sales prices or bid and asked prices, as applicable, are reported by a national quotation system, the first date immediately prior to such date on which sales prices or bid and asked prices, as applicable, are reported by a national quotation system; or (c) if shares are not publicly traded, or with respect to any non-share based Award or settlement of an Award, the fair market value established by the Committee acting in good faith.
“OLD GRANT” shall mean an outstanding award of equity-based compensation, whether denominated as Stock, stock units, options or otherwise and whether payable in Stock, cash or other property, received for service as a Director in respect of the 2014-2015 Director Year or any earlier Director Year.
“OLD STOCK-BASED OWNERSHIP REQUIREMENT” shall mean the requirement in effect prior to the Amendment Date of each Director to hold, while serving as a Director, at least $250,000 in value of Stock and/or Common Stock Equivalents; provided that once a Director meets such requirement, subsequent changes alone in the Fair Market Value of the Stock shall not cause the requirement to become unsatisfied with respect to that Director.
“OWNERSHIP REQUIREMENT” shall mean the requirement in effect as of the Amendment Date of each Director to hold at least five times the Annual Board Retainer in value of Stock and/or Common Stock Equivalents by the fifth anniversary of the date a Director joins the Board of Directors (or for a Director serving on the Board as of the Amendment Date, by the fifth anniversary of the Amendment Date); provided that once a Director meets such requirement, subsequent changes alone in the Fair Market Value of the Stock shall not cause the requirement to become unsatisfied with respect to that Director.
“PER DIEM FEES” shall mean a fee authorized to be paid by the Chairman of the Board (or a designated Director if at an applicable time the Chairman of the Board is also an employee of the Company), in his or her sole discretion, to a Director who is asked to work on Board issues for a significant part of the day outside of normal Board or standing committee service.
“PLAN” shall have the meaning set forth in Section 1 above.
“RULE 16B-3” shall mean Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

“SECTION 409A” shall mean Section 409A of the Code and, for the avoidance of doubt only, the Treasury Regulations and other Department of Treasury guidance issued thereunder.
“STOCK” shall mean shares of Common Stock, par value $1.00 per share, of the Company.
“STOCK UNIT” shall mean a right to receive one share of Stock.
“TERMINATION DATE” shall mean the date a Director’s service on the Board terminates for any reason, provided that such termination constitutes a “separation from service” within the meaning of Section 409A as determined in accordance with Section 10(c) below.
“TREASURY REGULATIONS” shall mean the rules and regulations issued or adopted by the Department of Treasury in respect of the Code.
3. PROCESS. The Committee shall from time to time establish (a) the value of the Annual Board Retainer, Committee Chair Retainers and Committee Member Retainers for a given Director Year, (b) the number of shares of Stock or the value of Stock in respect of the Annual Award for a given Director Year, and (c) the value of any Additional Meeting Fees for a given Director Year; provided that any adjustment in any of the foregoing amounts or values shall be subject to the approval of the Board.
4. ANNUAL AWARDS.
(a)     On the date of each Annual Meeting, each incumbent Director and each individual who becomes a Director as of the date of such Annual Meeting shall be entitled to receive on such date a grant of an Annual Award, as determined pursuant to Section 3 above. As part of each Director’s Annual Election, a Director shall be given the opportunity to elect to defer receipt of the grant of his or her Annual Award and instead be credited with an equal number of Stock Units with respect to such Annual Award. If an individual becomes a Director during a given Director Year outside of being elected to the Board at an Annual Meeting, he or she shall be granted, on his or her first day of such service, a prorated Annual Award for the remaining balance of that Director Year.
(b)     If the Committee establishes a dollar value for the Annual Award, then the Annual Award shall be equal to such value divided by the Fair Market Value of one share of Stock on the date of grant.
(c)     Annual Awards vest immediately upon grant; provided that if a Director’s Ownership Requirement is not satisfied on the last day of the Director’s taxable year ending prior to the applicable Director Year of grant (or the due date for an Annual Election under Section 6(c) below, if applicable), (a) the Director may not sell or otherwise dispose of (directly or indirectly) any shares of Stock or any Common Stock Equivalents; and (b) the Director will be credited with an equal number of Stock Units with respect to and in lieu of receiving grants of any Annual Awards, in each case until the earlier of (i) the first business day after the date the Director satisfies the Ownership Requirement or (ii) the Director’s Termination Date.
(d)    All Stock Units credited to a Director after the Amendment Date shall be paid out as soon as practicable (but no later than 60 days following) upon the earlier of (i) the occurrence of a Change in Control and (ii) the Director’s Termination Date.
5. ANNUAL RETAINERS AND FEES.
(a)     Each Director shall be entitled to receive an Annual Board Retainer with respect to each Director Year. As part of each Director’s Annual Election, a Director shall be given an opportunity to elect to receive his or her Annual Board Retainer in cash or by an Award grant, or to defer receipt of the Annual Board Retainer and instead be credited with Stock Units with respect to such Annual Board

Retainer as set forth in Section 5(d) below. A Director who does not make a timely Annual Election shall receive his or her Annual Board Retainer in cash.
(b)     The Chair of each standing committee of the Board shall be entitled to receive the applicable annual Committee Chair Retainer with respect to each Director Year. Each other member (other than the Chairman of the Board, unless otherwise determined by the Committee or the Board) of each standing committee of the Board shall be entitled to receive the applicable annual Committee Member Retainer with respect to each Director Year. As part of the Annual Election, each committee Chair and eligible standing committee member shall be given an opportunity to elect to receive his or her Committee Chair Retainer(s) and/or Committee Member Retainer(s) in cash or by an Award grant, or to defer receipt of any such retainers and instead be credited with Stock Units with respect to such retainers as set forth in Section 5(d) below. A committee Chair or eligible standing committee member who does not make a timely Annual Election shall receive his or her Committee Chair Retainer(s) and/or Committee Member Retainer(s) in cash.
(c)     If a Director elects pursuant to his or her Annual Election to receive his or her Annual Board Retainer, Committee Chair Retainer(s) and/or Committee Member Retainer(s) (as eligible) in cash (or defaults to such election), payment shall be made on a quarterly basis during the applicable Director Year for so long as the Director is serving in the relevant capacity.
(d)    If a Director elects to receive his or her Annual Board Retainer, Committee Chair Retainer(s) and/or Committee Member Retainer(s) (as eligible) by an Award grant, the Director shall be granted an Award on the date of the Annual Meeting with a Fair Market Value on the date of grant equal to 100% of the value of the Annual Board Retainer, Committee Chair Retainer and/or Committee Member Retainer, as applicable; and any such Awards vest immediately upon grant. If a Director elects to be credited with Stock Units with respect to his or her Annual Board Retainer, Committee Chair Retainer(s) and/or Committee Member Retainer(s) (as eligible), the Director shall be so credited on the date of the Annual Meeting with Stock Units equal in number to the shares of Stock the Director would have received had the Director elected to receive the applicable retainers by an Award grant as set forth in the foregoing sentence of this Section 5(d). Notwithstanding the foregoing, in lieu of being granted an Award covering a fractional share of Stock or fractional Stock Unit, the Director shall receive a cash payment equal to the Fair Market Value of any such fractional share of Stock or fractional Stock Unit.
(e)     Any individual who becomes a Director (outside of being elected to the Board at an Annual Meeting), a committee Chair or a standing committee member during a Director Year shall be granted, on his or her first day of such service, an Annual Board Retainer, Committee Chair Retainer and/or Committee Member Retainer (if eligible), as applicable, in cash prorated for the remaining balance of that Director Year.
(f)     Payment of Additional Meeting Fees to which a Director becomes eligible shall be made in cash promptly following each applicable additional meeting. Eligibility for receipt of any Additional Meeting Fees beyond five (5) such additional meetings of the Board or a particular standing committee shall be subject to the approval, in each applicable case, of the Chairman of the Board (or a designated Director if at an applicable time the Chairman of the Board is also an employee of the Company) as to Board meetings, or the applicable committee Chair as to standing committee meetings. In all circumstances, Per Diem Fees shall be paid in cash only promptly after approval and shall not be subject to the Annual Election.
6. ANNUAL ELECTION AND PARTIAL DIRECTOR YEARS.
(a)    Each Director may make a written election, which must be delivered to the Secretary of the Company no later than the last day of the Director’s taxable year ending prior to the Director Year to which the written election relates (subject to Section 6(c) below), indicating that the Director would like to receive all of one or more of his or her Annual Board Retainer, Committee Chair Retainer(s) and/or Committee Member Retainer(s) by an Award grant rather than in cash, and/or to defer receipt of one or more of his or her Annual Award, Annual Board Retainer, Committee Chair Retainer(s) and/or Committee Member Retainer(s) and instead be credited with Stock Units with respect to same as set forth in Section 4(a) or Section 5(d) above (as applicable). The Annual Election shall be irrevocable after the last day of such taxable year, subject to Section 6(c) below.
(b)    In the event a Director resigns from the Board during a Director Year, (i) the Director shall return to the Company any cash payment covering the prorated portion of the Annual Board Retainer, Committee Chair Retainer(s) and/or Committee Member Retainer(s) for the remaining balance of that Director Year, and (ii) the Director shall forfeit any unvested Old Grants in their entirety. No return or forfeiture of any portion of the Annual Board Retainer, Committee Chair Retainer(s), Committee Member Retainer(s) or Old Grants shall be required in the event a Director leaves the Board as the result of retirement or disability (in either case, as determined in the Committee’s sole discretion) or death.
(c)    Notwithstanding the provisions of Section 6(a), a Director’s Annual Election for (i) the Director Year during which the individual becomes a Director and (ii) for the next Director Year if the individual becomes a Director after the last day of his or her taxable year ending prior to the next Director Year, may be delivered to the Secretary of the Company no later than the date on which such individual first becomes a Director, and such Annual Election(s) shall be irrevocable after the date on which such individual first becomes a Director; provided that any individual who becomes a Director during a Director Year outside of being elected to the Board at an Annual Meeting will not have the opportunity to elect to defer the receipt of and to instead be credited with Stock Units with respect to his or her prorated Annual Award, Annual Board Retainer, Committee Chair Retainer(s) or Committee Member Retainer(s), as the case may be, for that Director Year.
7. OLD GRANTS.
(a)    Each Old Grant shall comply with, or be exempt from, the requirements of Section 409A.
(b)    Each Old Grant denominated in the form of an option or the like (whether settled in Stock or cash) that was
(i) received by a Director for service in respect of the 2009-2010 Director Year or any earlier Director Year (X) shall become exercisable if and while the Old Stock-Based Ownership Requirement is satisfied or, if earlier, on the Director’s Termination Date, (Y) shall have a maximum term of fifteen (15) years from the date of grant, and (Z) shall remain outstanding and fully exercisable until the earlier of the end of its term or one (1) year from the Director’s Termination Date, except in the event of removal for cause, in which case each such Old Grant shall remain outstanding and fully exercisable for thirty (30) days, or as provided in Section 7(c) below; or
(ii) received by a Director for service in respect of any of the Director Years from and including the 2010-2011 Director Year through to and including the 2014-2015 Director Year (X) shall become exercisable if and while the Old Stock-Based Ownership Requirement is satisfied or, if earlier, on the Director’s Termination Date, (Y) shall have a maximum term of ten (10) years from the date of grant and (Z) shall remain outstanding and fully exercisable until the earlier of the end of its term or the third (3rd) anniversary of the Director’s Termination Date, subject to Section 7(c) below; provided that upon the occurrence of a Change in Control, the vesting of any such Old Grant shall accelerate and any ownership requirement as a condition to exercise shall be waived.
(c)    Notwithstanding Sections 7(a) and 7(b), and subject to Section 16 below, each Old Grant denominated in the form of a vested option or the like (whether settled in Stock or cash) shall remain outstanding and fully exercisable by a recipient Director until the end of its term in the event the Director leaves the Board as a result of retirement or disability (in either case, as determined in the Committee’s sole discretion) or death.
(d)    Subject to Section 16 below, each Old Grant denominated in the form of a vested stock unit or the like (whether settled in Stock or cash) shall be paid out as soon as practicable after (but no later than sixty (60) days following) the earlier of (i) the occurrence of a Change in Control and (ii) the Director’s Termination Date.
(e)    All payments due in respect of a Director’s outstanding Old Grants shall be made in shares of Stock having a Fair Market Value equal to the amount of such payment in accordance with the Plan and all previous applicable elections made by the Director. Such shares of Stock may be obtained by the Company for this purpose from the Company’s treasury, through open market transactions or negotiated purchases, pursuant to an equity plan, or otherwise.
8. SECTION 409A.
(a)    To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A, the Award agreement evidencing such Award (if any) shall comply with the requirements of Section 409A. To the extent possible, the Plan and Award agreements (if any) shall be interpreted in accordance with Section 409A, including without limitation any Treasury Regulations or other Department of Treasury guidance that may be issued or amended after the Effective Date or the Amendment Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A, including such Department of Treasury guidance as may be issued after the Effective Date or the Amendment Date, the Committee may adopt such amendments to the Plan and the applicable Award agreement (if any) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (i) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A.
(b)    If, on a Director’s Termination Date, (i) such Director is a “specified employee” of the Company (within the meaning of Section 409A as determined annually by the Committee in accordance with the methodology specified by resolution of the Board or the Committee and in accordance with Section 1.409A-1(i) of the Treasury Regulations) and (ii) the Company shall make a good-faith determination that an amount payable pursuant to an Award constitutes “deferred compensation” (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to preserve the tax treatment intended for such payment or to avoid additional tax, interest, or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period. Such amount shall be paid without interest, unless otherwise determined by the Committee, in its sole discretion, or as otherwise provided in any applicable agreement between the Company and the relevant Director.
(c)     For purposes of the Plan, a “separation from service” within the meaning of Section 409A shall mean termination of services provided by a Director to the Company, whether voluntary or involuntary, as determined by the Committee in accordance with Section 1.409A-1(h) of the Treasury Regulations. In determining whether a Director has experienced a separation from service, the following provisions shall apply:
(i)    If a Director provides services for the Company as both an employee and as a director of the Board of the Company, to the extent permitted by Section 1.409A-1(h)(5) of the Treasury

Regulations, the services provided by such Director as an employee shall not be taken into account in determining whether the Director has experienced a separation from service as a director of the Board of the Company, and the services provided by such Director as a director of the Board of the Company shall not be taken into account in determining whether the Director has experienced a separation from service as an employee.
(ii)     For purposes of this Subsection, services performed for the Company shall include service performed both for the Company and for any other corporation that is a member of the same “controlled group” of corporations as the Company under Section 414(b) of the Code or any other trade or business (such as a partnership) that is under common control with the Company as determined under Section 414(c) of the Code, in each case as modified by Treasury Regulation Section 1.409A-1(h)(3) and substituting “at least 50 percent” for “at least 80 percent” each place it appears in Section 1563(a) of the Code or Treasury Regulation Section 1.414(c)-2.
(d)     A Director shall be solely responsible and liable for the satisfaction of all taxes, interest, and penalties that may be imposed on such Director or for such Director’s account in connection with an Award (including any taxes, interest, and penalties under Section 409A), and neither the Company nor its affiliates shall have any obligation to indemnify or otherwise hold such Director harmless from any or all of such taxes, interest, or penalties.
9. STATEMENT OF ACCOUNT. Each Director shall receive an annual statement showing the number of outstanding Awards, Stock Units and Old Grants that have been awarded to the Director under the Plan.
10. CHANGE IN CAPITAL STRUCTURE. In the event of any change in the Stock by reason of any stock dividend, split, combination of shares, exchange of shares warrants or rights offering to purchase Stock at a price below its fair market value, reclassification, recapitalization, merger, consolidation or other change in capitalization, appropriate adjustment shall be made by the Committee to any relevant provisions of the Plan and any outstanding Awards, Stock Units or Old Grants, whose determination shall be binding and conclusive on all persons; provided, however, that such adjustment shall be made only to the extent that it does not cause a violation of the requirements of Section 409A.
11. NONTRANSFERABILITY. Except as provided in the Plan, Awards and Stock Units shall not be transferable and may not be alienated by a Director, except by will or the laws of descent and distribution.
12. RIGHTS. Except to the extent otherwise set forth in the Plan or in the terms of the applicable Award agreement (if any), Directors (a) shall have all the rights of a stockholder with respect to the Stock subject to an Award, including the right to receive all dividends and other distributions paid or made with respect to such Stock; but (b) shall not have any of the rights of a stockholder with respect to any Stock Units.
13. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Committee. The Committee shall have full power, discretion and authority to interpret and administer the Plan, except that the Committee shall have no power to (i) determine the eligibility for Awards or Stock Units or the number or the timing or the value of Awards or Stock Units to be granted to any Director, or (ii) take any action specifically delegated to the Board under the Plan. With respect to any determination contemplated in subsection (i) of the preceding sentence, the Committee shall make recommendations to the Board, but any final determination with respect to such recommendation shall be subject to the approval of the full Board.

14. AMENDMENT OR TERMINATION OF THE PLAN. The Board may, at any time, amend or terminate the Plan; but no amendment or termination shall, without the written consent of a Director, reduce the Director’s rights under previously granted Awards, Stock Units or with respect to any fees previously earned. No amendment which requires stockholder approval in order for the Plan to continue to comply with Rule 16b-3 shall be effective unless the same shall be approved by the requisite vote of the stockholders of the Company.
15. NO RIGHT TO RENOMINATION. Nothing in the Plan or in any Award, Stock Unit or Old Grant shall confer upon any Director the right to be nominated for reelection to the Board.
16. PAYMENTS UPON DEATH. In the event of a Director’s death, shares of the Stock subject to an Award held by the Company’s transfer agent (if any) shall be promptly transferred to, payouts with respect to any Stock Units or any vested Old Grants denominated in the form of stock units or the like shall be promptly made and/or the right to exercise any vested Old Grants denominated in the form of options or the like (whether settled in Stock or cash) shall be promptly accorded to the beneficiary designated by the Director (or in the absence of an executed beneficiary form, to the person legally entitled thereto, as designated under his or her will, or to such heirs as determined under the laws of intestacy for the state of his or her domicile).
17. DIVIDEND EQUIVALENT PAYMENTS. Effective as of each cash dividend payment date for outstanding shares of Stock, a current cash payment shall be made on each outstanding Stock Unit to the holder thereof in the amount equal to the dividend paid on an outstanding share of Stock.
18. GOVERNING LAW. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of California.

Director Year 2015
(and future Director Years unless changed in accordance with the Plan)

Approved Amounts and Values

Annual Board Retainer	$100,000
Committee Chair Retainers (Chairman of the Board not eligible)	$25,000 (Audit and Compliance) $18,000 (Management Development and Compensation) $15,000 (Nominating and Corporate Governance)
Committee Member Retainers (Chairman of the Board not eligible)	$10,000 (Audit and Compliance) $7,000 (Management Development and Compensation) $5,000 (Nominating and Corporate Governance)
Annual Award	An Award with a value of $145,000
Additional Meeting Fees	$1,500 per Board or standing committee meeting
Per Diem Fees	TBD on a case-by-case basis in accordance with the Plan

Note: Each Committee Chair Retainer is inclusive of the Committee Member Retainer for the associated Board Committee; thus, a Committee Chair is not eligible to receive the Chair Retainer and the Member Retainer for the same Committee.